Exhibit 99.1
Whiting USA Trust I
Whiting USA Trust I Announces Trust Quarterly Distribution
WHITING USA TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS
RELEASE
FOR IMMEDIATE RELEASE
Austin, Texas, November 12, 2008 – Whiting USA Trust I (NYSE Symbol – WHX) announced the Trust distribution of Net Profits for the third quarterly Payment Period.
Unitholders of record on November 19, 2008 will receive a distribution amounting to $21,440,718 or $1.546515 per unit payable November 28, 2008.
Volumes, Price and Net Profits for the Payment Period were:

Volume (BOE)	374,581
Proceeds (BOE)	$90.24
Gross Proceeds	$33,802,499
Costs	$9,406,478
Net Profits	$24,396,021
Percentage allocable to Trust’s
Net Profits Interest	90%

Total cash proceeds available for the Trust	$21,956,419
Provision for estimated Trust expenses	$375,000
Montana state income tax withheld	$140,701
Net cash proceeds available for distribution	$21,440,718
Trust units outstanding	13,863,889
Cash distribution per trust unit	$1.546515
This press release contains forward-looking statements. No assurances can be given that such expectations will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trustee from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, risks inherent in operation and production of oil and gas properties and future production costs. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701